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                       December 9, 2022

       Michael Kalt
       Chief Financial Officer
       Counter Press Acquisition Corporation
       1981 Marcus Avenue, Suite 227
       Lake Success, New York 11042

                                                        Re: Counter Press
Acquisition Corp
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-41274

       Dear Michael Kalt:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction